UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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CENTENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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Centene Corporation filed the following information with the Securities and Exchange Commission on Form 8-K/A on March 31, 2022:

On March 29, 2022, and in connection with the previously announced appointment of Sarah M. London as the Chief Executive Officer of the Company, the Board of Directors of the Company (the “Board”) approved a new compensation package for Ms. London. Effective as of March 29, 2022, Ms. London’s compensation will consist of:

•an annual base salary of $1,400,000,
•an annual cash incentive bonus target under the Centene Corporation Short-Term Executive Compensation Plan of 150% of her base salary, of which the annual bonus opportunity for the 2022 performance year will be prorated to reflect the portion of the period in which Ms. London serves as the Chief Executive Officer and a portion paid based on her earnings prior to her new salary, and
•a long-term incentive target opportunity of $12,500,000 commencing with the next annual grant cycle of the Company. Ms. London’s long-term incentive target opportunity consists of:
◦a cash-based target long-term incentive award of $1,875,000 under the Centene Corporation Long-Term Incentive Plan and
◦target long-term equity incentive awards under the Centene Corporation 2012 Stock Incentive Plan, as amended (the “2012 Plan”) with an aggregate grant date value of $10,625,000.

In order to bring Ms. London’s participation level for the 2022-2024 performance period up to her new long-term equity incentive award target level, on March 29, 2022, the Board granted Ms. London an award of performance-based restricted stock units for the 2022-2024 performance period with a grant date value of $7,625,000, which will vest based on the performance metrics previously approved by the Board for the 2022-2024 performance period.